Exhibit 99.1

Chart Industries Reports 2010 Second Quarter Results

Cleveland, Ohio – July 29, 2010 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2010. Highlights include:

•	Global markets continue to improve

•	Sales up 18% over first quarter 2010

•	Balance sheet and liquidity remain very strong

•	Completed $200 million Senior Credit Facility refinancing

Net income for the second quarter of 2010 was $2.4 million, or $0.08 per diluted share. This compares with $17.8 million, or $0.61 per diluted share, for the second quarter of 2009. The second quarter of 2010 included $2.6 million, or $0.07 per diluted share, of restructuring costs associated with the announced shutdown of the Plainfield, Indiana facility acquired from Covidien and the non-cash write-off of $1.7 million, or $0.04 per diluted share, of deferred financing fees from the refinancing of the Company’s Senior Credit Facility. The second quarter of 2010 also included a bargain purchase gain of $1.1 million, or $0.04 per diluted share, representing the excess of the aggregate fair value of net assets acquired over the purchase price of the Japanese assets acquired in the Covidien acquisition, which was completed during the quarter.

Second quarter 2010 earnings would have been $0.15 per diluted share excluding the $0.07 per share of restructuring costs, $0.04 per share for the write-off of deferred financing fees and the $0.04 per share gain on the acquisition of Japanese assets.

The second quarter of 2009 included $4.1 million in restructuring costs, or $0.10 per diluted share, primarily related to planned workforce reductions as part of the Company’s cost reduction initiatives.

Net sales for the second quarter of 2010 decreased 11% to $139.1 million from $156.7 million in the comparable period a year ago; however, compared with the first quarter 2010, sales improved 18%. Gross profit for the second quarter of 2010 was $37.6 million, or 27% of sales, versus $55.9 million, or 36% of sales, in the comparable quarter of 2009.

Backlog at June 30, 2010 was $199.9 million, slightly down from the March 31, 2010 level of $204.6 million. Orders for the second quarter of 2010 were $136.2 million compared with first quarter 2010 orders of $139.4 million. First quarter 2010 orders included a $12 million Energy & Chemicals order for an ammonia plant in India, which highlights how orders can fluctuate significantly in this business from quarter to quarter.

“Underlying business activity continues to improve and results for the second quarter were in line with our expectations,” stated Sam Thomas, Chart’s Chairman, President and Chief

Executive Officer. “We continue to see an improving global market in all our business segments as industrial activity continues to improve, especially in China and Asia. We had record order intake for the quarter at our D&S China operation. We continue to see long term prospects for natural gas processing opportunities leading the way, particularly LNG ‘virtual pipeline’ and LNG vehicle fueling.”

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2010, compared to the same period in 2009, increased $2.0 million to $25.5 million primarily due to the acquisitions completed in 2009 in our BioMedical business.

Foreign currency losses were $0.3 million for the second quarter of 2010 compared with a currency gain of $1.0 million in the same period in 2009, largely due to weakness in the euro during the current period. The opposite occurred during the second quarter of 2009 when the euro strengthened against the dollar.

Income tax expense was $0.8 million for the second quarter of 2010 and represented an effective tax rate of 25% compared with $8.2 million in the prior year quarter, or an effective tax rate of 31.5%. The decline in the second quarter 2010 effective tax rate was primarily due to a decrease in domestic earnings, which are taxed at a rate that is higher than our foreign earnings, and a permanent tax difference on the bargain purchase gain on the Japanese assets associated with the Covidien acquisition.

A new $200 million Senior Credit Facility was completed during the quarter, which extended the Company’s maturity profile into 2015. The new expanded facility increases liquidity and includes favorable covenants.

“Our ability to complete this financing in these current financial markets reflects our strong credit quality, which is indicative of our solid balance sheet, proven performance, and favorable outlook,” stated Mr. Thomas. “Our substantial cash balance of $189 million at quarter end and the enhanced credit facility provide us good liquidity and position us well to continue to take advantage of potential growth opportunities.”

Uses of cash during the quarter included a $15 million voluntary principal repayment of term debt in connection with the Senior Credit Facility refinancing, a $7.4 million scheduled semi-annual interest payment on our Senior Subordinated Notes, and $5.3 million in acquisition-related payments as well as costs associated with the new Senior Credit Facility.

SEGMENT HIGHLIGHTS

Energy & Chemicals (“E&C”) segment sales declined 56% to $31.4 million for the second quarter of 2010, compared with $70.8 million for the same quarter in the prior year. As expected, E&C gross profit margin declined in the 2010 quarter to 16.3% compared with 41.5% in the same quarter in 2009. Under-utilized manufacturing capacity across the industry, due to the drawn-out return of capital projects, is creating a competitive market environment lowering margins on new orders. The completion of several higher margin projects during 2009 and a lower order trend rate reduced backlog, which has impacted volume and margins in both brazed aluminum heat exchangers and systems product lines. The 2009 quarter also included favorable cost revision estimates on a number of projects that were nearing completion as well as order cancellation fees on other orders in accordance with contract terms, which together improved margin about 4%.

Distribution and Storage (“D&S”) segment sales increased by 6% to $68.1 million for the second quarter of 2010, compared with $64.5 million for the same quarter in the prior year. The increase in sales was largely due to improved volume in China, particularly LNG, partially offset by lower engineered tank volume in the U.S. and Europe. D&S gross profit margin declined to 27.4% in the quarter compared with 30.0% a year ago largely due to somewhat higher material costs and a less favorable product mix.

BioMedical segment sales improved 85% to $39.6 million for the second quarter of 2010, compared with $21.4 million for the same quarter in the prior year. The increase was largely due to acquisitions including Covidien’s oxygen therapy business, which closed in fourth quarter 2009, and Chengdu Golden Phoenix Liquid Nitrogen Container Co. Ltd., which closed in second quarter 2009. BioMedical gross profit margin improved to 34.8% compared with 33.6% for the same period in 2009. Restructuring charges associated with the announced Plainfield, Indiana facility shutdown during 2010 and the Denver, Colorado facility shutdown during 2009 impacted margins in both periods by about 5%. The current quarter also included higher than normal costs of sales associated with the write-up of acquired inventory to fair value for the Japanese assets acquired in the Covidien acquisition.

OUTLOOK

Our outlook for 2010 remains unchanged from the first quarter, which we view as positive in light of the slow economic recovery and weakness in the euro. We continue to see an improving global market in all of our business segments. Although concerns regarding the strength of the recovery continue to delay many capital projects, which affects our E&C business, bid activity remains strong. With improved liquidity and a solid balance sheet we are well positioned for accretive growth opportunities, including acquisitions, in our worldwide markets.

Based on year to date results, current order backlog, and business expectations, the Company is reaffirming its previously announced sales and earnings guidance. Sales for 2010 are expected to be in a range of $530 to $560 million and diluted earnings per share are expected to be in a range of $0.40 to $0.60 per share based on approximately 29.2 million weighted average shares outstanding. Included in our 2010 earnings estimates are approximately $0.20 per diluted share for restructuring and acquisition costs associated with recently completed acquisitions, as well as the write-off of deferred financing costs associated with the refinancing of our Senior Credit Facility. Excluding these charges, full year 2010 earnings would be expected to fall in a range of $0.60 to $0.80 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance”, “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to downturns; the negative impacts of the recent global economic and financial crisis; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; competition, including enhanced competitive pressures resulting from the economic downturn; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the impact of the financial distress of third parties; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges associated with efforts to acquire and integrate new product lines or businesses; the loss of key employees and deterioration of employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension, intellectual property and employment claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of

Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its second quarter 2010 results on a conference call on Thursday, July 29, 2010 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 407-4134 in the U.S. or (201) 689-8430 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 660-6853 in the U.S. or (201) 612-7415 outside the U.S. and entering Account Code 356 and Replay ID 354010. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Thursday, August 12, 2010.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&NAV=O&S=O&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President and		Vice President, Chief Accounting Officer and
Chief Financial Officer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Sales (1)	$139,144	$156,704	$257,412	$338,386

Cost of sales (1)	101,569	100,781	185,561	219,797

Gross profit	37,575	55,923	71,851	118,589

Selling, general and administrative expenses	25,529	23,478	49,486	49,412
Amortization expense	2,783	2,616	5,499	5,267
Asset impairment charge	700	500	700	500

	29,012	26,594	55,685	55,179

Operating income (2) (3)	8,563	29,329	16,166	63,410

Other expense (income):
Interest expense and financing cost amortization, net (4)	6,143	4,372	10,607	8,618
Gain on acquisition of business	(1,124)	—	(1,124)	—
Foreign currency loss (gain)	266	(988)	1,429	(307)

	5,285	3,384	10,912	8,311

Income before income taxes and noncontrolling interest	3,278	25,945	5,254	55,099
Income tax expense	820	8,180	1,377	17,742

Income before noncontrolling interest	2,458	17,765	3,877	37,357
Noncontrolling interest, net of taxes	59	(11)	94	119

Net income	$2,399	$17,776	$3,783	$37,238

Net income per common share - diluted	$0.08	$0.61	$0.13	$1.29
Weighted average number of common shares outstanding - diluted	29,262	29,014	29,217	28,840

(1)

Shipping and handling costs of $1,403 and $2,893 for the three and six months ended June 30, 2009 which were previously netted in sales have been reclassified to cost of sales. The reclassification has no impact on gross profit, operating income or net income for the periods presented.

(2)

In addition to the asset impairment charges of $700 and $500 for the three and six months ended June 30, 2010 and 2009, respectively, additional restructuring and acquisition costs of $1,848 and $3,619 , respectively, were included for the three months ended ended June 30, 2010 and 2009, and $2,775 and $4,097, respectively, were included for the six months ended June 30, 2010 and 2009.

(3)

Includes depreciation expense for the three months ended June 30, 2010 and 2009 of $3,070 and $2,653, respectively , and for the six months ended June 30, 2010 and 2009 of $6,131 and $5,270, respectively.

(4)

Includes amortization expense for the three and six months ended June 30, 2010 of $1,706 for the write-off of the remaining deferred financing fees related to the senior secured credit facility that was refinanced in May 2010.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Cash Provided by Operating Activities	$4,885	$32,526	$14,680	$58,887

Investing Activities
Capital expenditures	(3,960)	(2,735)	(7,899)	(5,059)
Acquisition of businesses, net of cash acquired	(2,768)	(5,247)	(5,112)	(5,247)
Other investing activities	—	—	—	2,035

Net Cash Used In Investing Activities	(6,728)	(7,982)	(13,011)	(8,271)

Financing Activities
Principal payments on long term debt	(15,000)	—	(15,000)	—
Other financing activities	(2,501)	387	(2,534)	387

Net Cash Provided By Financing Activities	(17,501)	387	(17,534)	387

Net (decrease) increase in cash and cash equivalents	(19,344)	24,931	(15,865)	51,003
Effect of exchange rate changes on cash	(5,443)	3,099	(6,613)	1,873
Cash and cash equivalents at beginning of period	213,477	147,011	211,168	122,165

Cash And Cash Equivalents At End of Period	$188,690	$175,041	$188,690	$175,041

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2010 (Unaudited)	December 31, 2009
ASSETS

Cash and cash equivalents	$188,690	$211,168
Current assets	202,663	203,236
Property, plant and equipment, net	111,053	111,153
Goodwill	262,655	264,532
Identifiable intangible assets, net	118,198	123,773
Other assets, net	12,521	12,641

TOTAL ASSETS	$895,780	$926,503

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$140,898	$143,937
Long-term debt	221,675	243,175
Other long-term liabilities	61,679	62,145

Shareholders’ equity	471,528	477,246

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$895,780	$926,503

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales

Energy & Chemicals	$31,381	$70,808	$57,562	$161,238
Distribution & Storage	68,146	64,453	127,113	135,253
BioMedical	39,617	21,443	72,737	41,895

Total	$139,144	$156,704	$257,412	$338,386

Gross Profit

Energy & Chemicals	$5,111	$29,367	$10,865	$64,020
Distribution & Storage	18,683	19,354	35,978	39,339
BioMedical	13,781	7,202	25,008	15,230

Total	$37,575	$55,923	$71,851	$118,589

Gross Profit Margin

Energy & Chemicals	16.3%	41.5%	18.9%	39.7%
Distribution & Storage	27.4%	30.0%	28.3%	29.1%
BioMedical	34.8%	33.6%	34.4%	36.4%
Total	27.0%	35.7%	27.9%	35.0%

Operating Income

Energy & Chemicals	$(866)	$21,562	$(1,130)	$46,605
Distribution & Storage	10,402	10,464	19,325	21,486
BioMedical	6,499	3,355	12,100	7,736
Corporate	(7,472)	(6,052)	(14,129)	(12,417)

Total	$8,563	$29,329	$16,166	$63,410

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	June 30, 2010	March 31, 2010

Orders

Energy & Chemicals	$29,875	$45,961
Distribution & Storage	69,615	57,339
BioMedical	36,703	36,050

Total	$136,193	$139,350

Backlog

Energy & Chemicals	$106,193	$107,661
Distribution & Storage	84,038	84,613
BioMedical	9,629	12,325

Total	$199,860	$204,599